Exhibit 10.20

RETIREMENT AGREEMENT AND GENERAL RELEASE

This Retirement Agreement and General Release (this “Agreement”) is made and entered into effective January 23rd, 2023 by and between John B. Sanfilippo & Son, Inc. (hereinafter referred to as “JBSS” or the “Company”) and Michael J. Valentine (hereinafter referred to as the “Executive”). The Company and Executive are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Executive is resigning from the position of Group President and any other officer positions with the Company and its subsidiaries, and will retire as an employee of JBSS, on the date hereof (the “Retirement Date”).

WHEREAS, Executive has certain restricted stock units under the 2014 Omnibus Incentive Plan of the Company (the “2014 Plan”) and has provided the requisite notice of retirement to the Company pursuant to the 2014 Plan and his award agreements thereunder.

WHEREAS, Executive is eligible for a bonus under the Sanfilippo Value Added Plan for fiscal year 2023 (the “SVA Plan”).

WHEREAS, given that Executive has well served the Company for many years, the Company desires to provide the Separation Benefits (as defined in Section 4) to Executive in recognition of his long tenure at JBSS and agreeing to certain restrictions and releases as set forth herein.

WHEREAS, JBSS is engaged in the business of (among other things) manufacturing, processing, marketing and distributing edible nuts and nut-related products, fruit and nut-based snacks, and related products.

WHEREAS, JBSS may, after this Agreement is signed, enter into new lines of business and/or launch new products, which the Parties intend to be incorporated into this Agreement as appropriate to protect JBSS to the fullest possible extent.

WHEREAS, Executive hereby acknowledges that the industry in which JBSS competes is extremely competitive, and that JBSS expends substantial monies and other resources to develop and maintain its product information, as well as its customer relationships, which Executive understands and acknowledges are near-permanent, and developed through significant costs incurred by JBSS.

WHEREAS, JBSS has policies to help ensure that its operations, activities, marketing strategies, product information, including products under research and development, pricing information, contract terms, business affairs and customer information are kept confidential.

WHEREAS, Executive, through his employment, was granted extensive access to the aforementioned categories of confidential and proprietary information, which Executive would not have had access to but for his employment with JBSS.

WHEREAS, Executive acknowledges that the restrictions contained herein are necessary and reasonable in scope and duration, and that the Separation Benefits are a material inducement for the Executive to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the provisions hereafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties hereto agree as follows:

1.
CONSIDERATION

Executive acknowledges and agrees that in consideration for the Separation Benefits, Executive will be bound by, and comply in all respects with, the provisions of this Agreement.

2.
RESIGNATION FROM OFFICES; EMPLOYMENT STATUS

Executive hereby resigns from any and all officer positions with the Company and its subsidiaries, including from his position as Group President of the Company, effective as of the Retirement Date. For the avoidance of doubt, Executive is not resigning as (and shall remain) a member of the Board of Directors of the Company. Executive agrees to promptly sign all appropriate documentation, if any, prepared by the Company to facilitate the resignations contemplated by this Section 2.

3.
ACCRUED OBLIGATIONS AND VESTED BENEFITS

The payments and benefits set forth in this Section 3 have been paid or will be paid and provided to Executive whether or not Executive signs this Agreement:

a.
Final Wages

The Company has paid or will pay the base salary of Executive through the Retirement Date.

b.
Accrued Vacation

The Company has paid or will pay Executive all earned and accrued but unused vacation through the Retirement Date.

c.
Qualified Retirement Plan

401(k) plan benefits and Supplemental Executive Retirement Plan (SERP) benefits will be payable in accordance with applicable plan documents.

d.
Reimbursement of Expenses

The Company has paid or will pay Executive in accordance with its reimbursement policy for all business expenses which Executive properly incurred in connection with his work for the Company through the Retirement Date.

e.
Treatment of Restricted Stock Units

The outstanding restricted stock units (“RSUs”) granted by the Company to Executive pursuant to the 2014 Plan are listed on Exhibit A to this Agreement and shall be treated consistent with the terms of the 2014 Plan and award agreements thereunder, based on his Normal Retirement (as defined in the 2014 Plan). Except as set forth on Exhibit A, Executive does not hold or have rights with respect to any other RSU or other award under the 2014 Plan or any other equity plan of the Company.

f.
Treatment under SVA Plan

Executive will remain eligible for a bonus under the SVA Plan in accordance with the terms of the SVA Plan, including when amounts (if any) are paid to the other participants under the SVA Plan, based on his Retirement (as defined in the SVA Plan).

4.
SEPARATION BENEFITS

In consideration for Executive accepting and not revoking any portion of this Agreement as provided by Sections 11 and 12, Executive will be entitled to receive the separation benefits set forth below in this Section 4 (the “Separation Benefits”). Notwithstanding anything in this Agreement to the contrary, Executive will not be provided the Separation Benefits unless and until Executive timely executes this Agreement as set forth in Section 11 and the revocation period set forth in Section 12 below expires without revocation by Executive. Amounts payable pursuant to this Section 4 will not be counted for purposes of calculating any pension or retirement benefit and will not be eligible for 401(k) plan contributions.

a.
Continued Benefits Payment

If Executive timely elects to continue coverage under the health, dental and/or vision plans of the Company pursuant to the Consolidated Omnibus Reconciliation Act (“COBRA”) following the Retirement Date, information concerning which Executive will be provided under separate cover, then the Company shall pay to Executive for up to eighteen (18) months, on a taxable basis, an amount equal to the monthly contribution that the Company makes toward the health insurance premium for a regular active employee who receives the same coverage as Executive (the “COBRA Contribution”). If during such eighteen (18) month COBRA period, Executive obtains employment that offers substantially similar health, dental and/or vision benefits, Executive shall immediately notify the Company (and agrees) that such Company health, dental and/or vision benefits can be discontinued on the effective date of his new health, dental and/or vision coverage. Notwithstanding the forgoing, the Company may, in lieu of making the COBRA Contribution, pay to Executive a lump-sum amount equivalent to such payments, based on the employer portion of the COBRA premiums applicable at the time of the Retirement Date.

The Separation Benefits shall be subject to applicable tax withholdings and other standard deductions.

5.
GENERAL RELEASE

In consideration for the Separation Benefits, Executive hereby releases and discharges the Company, and each of its past and present parents, subsidiaries, predecessors, successors, assigns, related companies, affiliates, entities or divisions, and their past and present employee benefits plans, trustees, fiduciaries, and administrators, and any and all of their respective past and present stockholders, officers, directors, employees, representatives, agents and attorneys (collectively, “Releasees”) from any and all claims, demands, causes of action, or liabilities, known or unknown, of any kind which Executive, or Executive’s heirs, executors, administrators, agents, attorneys, representatives or assigns (all collectively included in the term “Executive” for purposes of this Section 5) have, had, or may have against the Releasees, based on any events or circumstances arising or occurring prior to and including the date of Executive’s execution of this Agreement to the fullest extent permitted by law, regardless of whether such claims are now known or are later discovered, including any and all claims and liabilities relating to Executive’s employment by, or services rendered to or for, the Company, or relating to the cessation of Executive’s employment or claims related to any rights of continued employment, reinstatement or reemployment, including but not limited to claims or liabilities under the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 1981, the Workers Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Rehabilitation Act, the Occupational Safety and Health Act, Employee Retirement Income Security Act of 1974, the Older Worker Benefit Protection Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the Illinois Right to Privacy in the Workplace Act, the Illinois Equal Pay Act, the Illinois Worker Adjustment and Retraining Notification Act, the Illinois Human Rights Act, the Illinois Whistleblower Act, the Illinois Biometric Privacy Act, and any other statutory, tort, contract, or common law cause of action to the fullest extent permitted by law, other than any obligations, claims, or liabilities set forth in the second and third paragraphs of this Section 5. This release is to be broadly construed in favor of the Releasees. In the event any person, entity, or federal, state or local government agency, including but not limited to the Equal Employment Opportunity Commission (“EEOC”), pursues a claim on Executive’s behalf or on behalf of a class to which Executive may belong against Employer, Executive hereby waives the right to recover monetary damages or injunctive relief in favor of Executive from or against Employer.

Executive acknowledges that the consideration that Executive will receive in exchange for Executive’s waiver of the claims specified herein exceeds anything of value to which Executive is already entitled; that Executive was hereby advised in writing to consult with an attorney and that Executive had at least 21 calendar days to consider this Agreement; that Executive has entered into this Agreement knowingly and voluntarily with full understanding of its terms and after having had the opportunity to seek and receive advice from counsel of Executive’s choosing; and that Executive has had a reasonable period of time within which to consider this Agreement. Executive represents that Executive has not assigned any claim against the Company to any person or entity; that Executive has no right to any future employment by the Company; that Executive has received (or will receive as provided herein) all compensation, benefits, remuneration, accruals, contributions, reimbursements, bonuses, vacation pay, and other payments, leave and time off due; and that Executive has not suffered any injury that resulted, in whole or in part, from Executive’s work at the Company that would entitle Executive to payments or benefits under any state worker’s compensation law and the separation of Executive’s employment from the Company is not related to any such injury.

Notwithstanding anything to the contrary in this Agreement, Executive is not waiving (a) any claim or right under state workers’ compensation or unemployment laws; (b) any claim or right to vested benefits, including under any pension, supplemental retirement or savings plan; (c) any claim or right to continued benefits in accordance with COBRA; (d) any claim or right to enforce the terms of this Agreement; (e) any right to indemnification (and related advancement of expenses) Executive may have under applicable laws, the applicable constituent documents (including bylaws and certificates of incorporation) of the Company or its subsidiaries, or any applicable D&O insurance policy that the Company may maintain; and (f) any other claim or right which cannot be waived as a matter of law.

6.
JBSS’S TRADE SECRETS AND CONFIDENTIAL INFORMATION

a. Trade Secrets

As used herein, the term “Trade Secrets” shall include any information that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons or business entities who can obtain economic value from its disclosure or use. As used herein, Trade Secrets shall not include information which is known, or shall become known through no fault of the Executive, to the public or generally known within the industry of businesses comparable to JBSS.

All Trade Secrets imparted to Executive by JBSS, or otherwise obtained by Executive, at any time, relating to JBSS’s business operations, product data, customer or prospect lists or information, procurement data or practices, customer specification information and related data, pricing and cost data, marketing information, computer programs, business strategies, information regarding products under research and development, recipes, product formulae, manufacturing processes and any other such proprietary and confidential information was revealed and entrusted to Executive in confidence, solely in connection with and for the purpose of employment on behalf of JBSS. Executive agrees that Trade Secrets are and remain the sole property of JBSS.

Executive shall not at any time, directly or indirectly, divulge any Trade Secrets to any other person or business entity, nor use or permit the use of any Trade Secrets.

Executive shall promptly tender to JBSS all documents, lists, records, cellular or handheld devices, computers, computer stored media and data (with accompanying passwords) and any other items, and reproductions thereof, of any kind in Executive’s possession or control containing Trade Secrets, except as expressly permitted by JBSS.

JBSS provides notice to Executive pursuant to the Defend Trade Secrets Act that:

(A)
An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (1) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and
(B)
An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

b. Confidential Information

As used herein, the term “Confidential Information” shall include Trade Secrets any and all other confidential and/or proprietary information that does not rise to the level of Trade Secrets that was imparted, revealed and/or entrusted to Executive by JBSS in confidence. Confidential Information that is not Trade Secrets includes, but is not limited to, information regarding JBSS’s operations, marketing strategies, customer lists and prospects, procurement processes, product information regarding products under research and development, methods of doing business, accounting and legal information.

All Confidential Information imparted to Executive by JBSS, or otherwise obtained by Executive, at any time, was revealed and entrusted to Executive in confidence, solely in connection with and for the purpose of employment on behalf of JBSS. Executive agrees that Confidential Information is and remains the sole property of JBSS.

Executive agrees that he will not divulge, either directly or indirectly, any Confidential Information to any other person or business entity, nor use or permit the use of any Confidential Information.

Executive shall promptly tender to JBSS all Company property, documents, lists, records, cellular or handheld devices, computers, computer stored media and data (with accompanying passwords) and any other items, and reproductions thereof, of any kind in Executive’s possession or control containing Confidential Information, except as expressly permitted by JBSS.

7.
PROHIBITIONS REGARDING JBSS’S CUSTOMERS, EXECUTIVES AND UNFAIR COMPETITION (“RESTRICTIVE COVENANTS”)

a.
Restrictions as to JBSS Customers

Executive understands and agrees that the business relationships and goodwill now existing with respect to the prospects and customers of JBSS, whether or not created by Executive, and all such relationships and goodwill which may hereafter be created or enhanced, are JBSS’s property. Accordingly, Executive agrees that, for a period of 12 months from the Retirement Date, Executive shall not solicit business, directly or indirectly, from any customer of JBSS with whom Executive had contact in any capacity, or learned information about, at any time during the 24 months prior to Executive’s separation from employment at JBSS, except on behalf of JBSS. This restriction includes soliciting business, selling products, providing services or otherwise dealing with JBSS customers if such activities are related to the manufacture, processing and/or distribution of edible nuts and nut meats, fruit and nut-based snacks, and related products such as produce nuts and nut clusters, except on behalf of JBSS. Executive also shall not, directly or indirectly, assist any other person, firm, corporation or business entity in performing any of the aforesaid acts, which includes, but is not limited to, acting as a broker or consultant. This provision shall not restrict Executive from dealing with such customers to the extent Executive’s dealings are in no way related to the types of products or businesses of JBSS. It is agreed this restriction is reasonable and necessary to protect the goodwill and confidential information of JBSS.

b.
Restriction as to Solicitation of JBSS Employees

For a period of 12 months from the Retirement Date, Executive shall not solicit, hire or cause to be hired any employees of JBSS for employment in any line of business or attempt to induce or encourage any such employee to leave the employ of JBSS. Executive also agrees not to make such solicitations indirectly. Executive also agrees not to aid or assist any other person, firm, corporation or other business entity to do any of the aforesaid acts. This applies to actions Executive may take in any capacity, including, but not limited to, as proprietor, partner, joint venturer, stockholder, director, officer, trustee, principal, agent, servant, employee, or in any other capacity. It is agreed this restriction is reasonable and necessary to protect the goodwill and confidential information of JBSS.

c.
Restrictions as to Employment with JBSS Competitors

For a period of 12 months from the Retirement Date, Executive agrees not to work with or render services or provide assistance to, directly or indirectly, any entity or third party that competes or could compete with JBSS in the manufacture, processing and/or distribution of edible nuts and nut meats, fruit and nut-based snacks, and related products such as produce nuts, or in respect of any other products of JBSS (the “JBSS Products”), in a capacity whereby JBSS’s Trade Secrets and/or Confidential Information would reasonably be considered to be useful to the entity or to such other third party in order to compete against JBSS or become a competitor of JBSS (in respect of any JBSS Products) or in any way related to the procurement of nuts (“JBSS Competitor”). Executive acknowledges that JBSS’s business extends throughout the United States (“U.S.”) and that, in order to protect JBSS from unfair competition, this restriction shall apply throughout the U.S. Executive acknowledges that this restriction is necessary to protect JBSS from the disclosure and use of its competitively sensitive Confidential Information and Trade Secrets. This provision shall not preclude the Executive from working for a JBSS Competitor if the Executive’s proposed responsibilities do not involve the manufacture, processing, marketing, procurement and distribution of JBSS Products and whereby Executive is not engaged in a capacity whereby JBSS’s Trade Secrets and/or Confidential Information would reasonably be considered to be useful to the entity or to such other third party in order to compete against JBSS or become a competitor of JBSS.

Executive agrees to notify JBSS in writing in advance of accepting future employment in the event the prospective employer is involved or reasonably could be involved in the manufacture, processing and/or distribution of JBSS Products.

d.
Non-Disparagement

Executive agrees not to willingly or knowingly make any statement or criticism which would reasonably be expected to cause the Company’s customers, suppliers, clients or directors or officers embarrassment, humiliation or otherwise cause or contribute to the Company's customers, suppliers, clients or directors or officers being held in disrepute by the public or by the clients, customers, suppliers or employees of the Company, except as required by law. Executive agrees not to willingly or knowingly make any statement or criticism which would reasonably be expected to cause the Company embarrassment, humiliation or otherwise cause or contribute to the Company being held in disrepute by the public or the clients, customers, suppliers or employees of the Company.

e.
Permitted Conduct

Nothing in this Agreement will be construed to prohibit the Executive from filing a charge with, reporting possible violations, including allegations of alleged criminal conduct or unlawful employment practices to, or participating in an investigation or cooperating with law enforcement or any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination or antiretaliation provisions of federal, state or local law or regulation, from making truthful statements or disclosures regarding unlawful employment practices or disclosures required by law, regulation, or legal process, from requesting or receiving confidential legal advice, or from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices when Executive has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature; provided, that the Executive may not disclose Company information that is protected by the attorney-client privilege, except as expressly authorized by law; provided further, the Executive does not need the prior authorization of the Company to make any such reports or disclosures, and the Executive is not required to notify the Company that the Executive has made such reports or disclosures.

f.
Reasonableness of Restrictions

The Parties have endeavored in this Agreement to limit the Executive’s activities only to the extent necessary to protect the Company from unfair competition in its line of business. Accordingly, if the scope or enforceability of the restrictive covenants contained herein is called into question, they agree that a court or other tribunal may modify and enforce the restrictions to the extent necessary to protect JBSS.

g.
Acknowledgements

Executive acknowledges that he has been advised in writing to consult with an attorney before entering into this Agreement, and that he had at least 14 days to review the restrictions contained herein. Executive acknowledges and agrees that the restrictions contained herein are no greater than necessary to protect the Company’s legitimate business interests, that the restrictions do not impose an undue hardship on Executive, that the restrictions are not injurious to the public, and that the consideration Executive is receiving herein is adequate to support Executive’s promises in this Agreement.

8.
COOPERATION

Executive agrees to cooperate fully with the Company in the defense, prosecution or conduct of any claims, actions, investigations, or reviews now in existence or which may be initiated in the future against, involving or on behalf of the Company or any subsidiary which relate to events or occurrences that transpired while Executive was employed by the Company (“Cooperation Matters”). Executive’s cooperation in connection with such Cooperation Matters will include, but not be limited to, being available for telephone conferences with outside counsel and/or personnel of the Company, being available for interviews, depositions and/or to act as a witness on behalf of the Company, if reasonably requested. The Company will reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in connection with such cooperation with respect to such Cooperation Matters.

9.
RIGHTS AND REMEDIES UPON BREACH OF THE RESTRICTIVE COVENANTS

If Executive should breach, or threaten to commit a breach, of any of the provisions of this Agreement, JBSS shall have the right and remedy to have the restrictive covenants contained herein be enforced by any court of competent jurisdiction, without the necessity of posting a bond. The Parties agree that any breach or threatened breach of the restrictive covenants would cause irreparable injury to JBSS, would be difficult to calculate with certainty, and that money damages would not alone provide an adequate remedy to JBSS. JBSS shall also have any other right or remedy available to it under law or in equity including the right to seek and recover monetary damages for lost profits and other compensable damages. Should any court of competent jurisdiction adjudge that Executive has breached any of the provisions as contained in this Agreement, JBSS shall have a right to collect, in addition to any monetary damages awarded it, all of its reasonable attorneys’ fees and costs for having to enforce this Agreement.

10.
OBLIGATION TO NOTIFY FUTURE EMPLOYERS

For the period of 12 months following the Retirement Date, Executive agrees to (a) inform each new prospective employer, prior to accepting employment, of the existence of this Agreement, and (b) provide that prospective employer with a copy of this Agreement. Executive further agrees that JBSS may send a copy of this Agreement to the employer or otherwise inform the employer of its terms.

11.
ACCEPTANCE

Executive may accept this Agreement by delivering a signed original of this Agreement to Julia Pronitcheva, Senior Vice President, Human Resources, within twenty-one (21) calendar days of his receipt of this Agreement. Executive may decide to sign this Agreement before the 21-day review period expires, provided, however, Executive’s signing this Agreement will be final and binding upon him on the date of his execution of this Agreement, with the exception of Executive’s waiver of claims brought under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”), which will become final and binding upon him (in each case) unless Executive rescinds this Agreement within the revocation period referenced in Section 12 below. If Executive fails to return an executed original of this Agreement in the required timeframes referenced in this Section 11, the Parties will have no obligation under this Agreement, and this Agreement will be considered null and void.

12.
REVOCATION

Executive may revoke his waiver of claims under the ADEA and OWBPA within seven (7) calendar days after Executive executes this Agreement by delivering a written notice of revocation of Executive’s waiver of such claims to Julia Pronitcheva, Senior Vice President, Human Resources. The revocation of ADEA/OWBPA claims must be received no later than the close of business on the seventh (7th) calendar day after Executive signs this Agreement. Executive’s waiver of claims under the ADEA and OWBPA will not become effective or enforceable until the eighth (8th) calendar day after Executive signs this Agreement. If Executive revokes his waiver of claims under the ADEA/OWBPA within the 7-day revocation period, (i) Executive’s waiver of claims under the ADEA and OWBPA set forth in Section 5 of this Agreement will be null and void; and (ii) Executive will forfeit all benefits specified in Section 4 of this Agreement and will instead receive a payment of one thousand dollars ($1,000.00), payable as a lump sum within thirty (30) days of the Company’s receipt of Executive’s revocation, which Executive acknowledges and agrees constitutes sufficient consideration for the remaining promises set forth in this Agreement, which will continue in full force and effect in the event of such revocation by Executive.

13.
AMENDMENT

This Agreement may be amended only in a writing signed by both the Executive and one of the Chief Executive Officer, Chief Financial Officer or Senior Vice President, Human Resources of JBSS.

14.
SURVIVAL OF PROVISIONS

Any provision of this Agreement, which by terms or reasonable implication is to be or may be performed or effective after the termination of the Agreement, shall be deemed to survive such termination.

15.
SEPARABILITY AND MODIFICATION

If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, or as applied to any circumstance, under the laws of any jurisdiction which may govern for such purpose, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, either generally or as applied to such circumstance, or shall be deemed excised from this Agreement, as the case may require. This Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. JBSS and the Executive hereby agree that the restrictive covenants set forth herein are separate and distinct restrictive covenants, designed to operate under different factual circumstances, and that the invalidity of one of said covenants shall not affect the validity and/or enforceability of the other covenants.

16.
BINDING EFFECT

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns, provided that this Agreement is not assignable by Executive.

17.
NO WAIVER

No failure on the part of any party to this Agreement to exercise, and no delay on their part in exercising any right, power or remedy hereunder shall operate as a waiver thereof.

18.
ALL OTHER LEGAL RIGHTS RESERVED TO JBSS

Nothing in this Agreement shall be construed to limit or negate any common law torts or any statutory protections available to JBSS, including, but not limited to, an action under the Illinois Trade Secrets Act, where it provides JBSS with broader protection than that provided herein.

19.
GOVERNING LAW AND SUBMISSION TO JURISDICTION

This Agreement shall be governed in all respects by the laws of the State of Illinois. Any disputes arising under this Agreement shall be tried exclusively in the courts sitting within the State of

Illinois. Executive consents and submits his or her person to the jurisdiction of any such court for such purpose.

20.
COUNTERPARTS

This Agreement may be executed in any number of identical counterparts, each of which shall be deemed a duplicate original, and all of which together shall constitute but one and the same agreement.

21.
ENTIRE AGREEMENT

The provisions of this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede any prior agreements or understandings pertaining to said subject matter. Further, the parties acknowledge that there are no prior or contemporaneous oral or written representations, promises or agreements not expressed or referred to herein. Should this Agreement come before any court for interpretation or enforcement, it is the intent of the Parties that the terms and provisions of this Agreement be given their fair and literal meaning. The Parties intend that this Agreement is not to be strictly construed against any party, including the drafter of this Agreement.

[Remainder of page left intentionally blank; signature page follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have caused this Agreement to be executed the day and year indicated.

EXECUTIVE	JOHN B. SANFILIPPO & SON, INC.

_/s/ Michael J. Valentine______________	_/s/ Julia Pronitcheva________________
Name: Michael J. Valentine	Name: Julia Pronitcheva Title: Senior Vice President, Human Resources

Date: January 19, 2023	Date: January 23, 2023

[Signature Page to Retirement Agreement and General Release]

Exhibit A

Restricted Stock Units, as Specified by Section 3

Grant Date of each RSU	Total number of RSUs Issued to Executive
11/17/2022	4,808
11/10/2021	4,585
11/11/2020	5,212